Exhibit 99.2

Vishay Intertechnology Announces
Global Cost Reduction and Management Rejuvenation Programs

MALVERN, PENNSYLVANIA – July 29, 2019 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced global cost reduction and management rejuvenation programs as part of its continuous efforts to improve efficiency and operating performance.

The programs are primarily designed to reduce manufacturing fixed costs and selling, general, and administrative ("SG&A") costs company-wide, and provide management rejuvenation.  The programs in total are expected to lower costs by approximately $15 million annually when fully implemented, at expected costs (primarily cash severance expenses) of approximately $25 million.  The implementation of these programs will not impact planned research and development activities.

The Company will first solicit volunteers to accept a voluntary separation / early retirement offer.  The voluntary separation benefits vary by country and job classification, but generally offer a cash loyalty bonus.  Additional involuntary terminations will likely be necessary to achieve the cost reduction targets. The Company expects these cost reductions to be fully achieved by December 2020.

Commenting on the cost reduction programs, Dr. Gerald Paul, Vishay's President and Chief Executive Officer, said, "We are managing the current slowdown professionally, consistent with our history.  We are now in the process of adapting manufacturing capacities and capital expenditures to short term volume requirements.  Additionally, a voluntary early retirement program will contribute to minimizing inflationary impacts on fixed costs as well as provide some management rejuvenation.  We continue to invest in our technical capabilities to accelerate long-term growth and expect to be in a position to exploit the next upturn to the fullest extent."

The Company's estimates of the costs related to its cost reduction programs and anticipated annual savings represent its current best estimates.  However, such estimates are preliminary and subject to change as the Company implements these programs.

Except for these programs, the Company does not anticipate any other material restructuring activities during the remainder of 2019 or 2020.  However, a continued sluggish business environment for the electronics industry or a significant economic downturn may require the Company to implement additional restructuring initiatives.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including costs related to its cost reduction programs, timing of the programs and anticipated annual savings, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; delays or difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300